Exhibit 99.1


Optical Communication Products, Inc. Announces Election of New Director

WOODLAND HILLS, Calif.-- (BUSINESS WIRE) -- January 13, 2005 -- Optical Communication Products, Inc. (Nasdaq:OCPI - News), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today announced the election of Akihiro Fukunaga to its board of directors to fill the vacancy created by the recent resignation of Masato Sakamoto, who resigned as a director effective December 31, 2004.

Mr. Fukunaga is the Manager of the Corporate Administration Department of The Furukawa Electric Co., Ltd. He also served as the Deputy Manager of Overseas Sales and Marketing Division of The Furukawa Electric Co., Ltd. and as a member of the board of directors and Chief Financial Officer of Furukawa Electric North America. Mr. Fukunaga holds a Bachelor degree of pedagogy (education) from Kobe University in Japan.

About OCP

OCP designs, manufactures and sells a comprehensive line of fiber optic subsystems and modules for metropolitan, local and storage area networks. OCP's product lines include optical transceivers, transponders, transmitters and receivers. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.5% of OCP's outstanding capital stock as of September 30, 2004.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under `Risk Factors' and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. On September 29, 2003, OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP's actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the strategic alternatives being evaluated will be implemented by OCP. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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Contact:
Optical Communication Products, Inc.
Susie Nemeti, 818-251-7100